Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Amendment No.1 to the Registration Statement on Form F-1 of Baijiayun Group Ltd of our report dated August 12, 2022, relating to the consolidated balance sheet of BaiJiaYun Limited, its subsidiaries, its variable interest entity (“VIE”) and its VIE’s subsidiaries as of June 30, 2021, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ deficit, and cash flows for each of the years in the two-year period ended June 30, 2021. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement. We ceased to be the auditor of BaiJiaYun Limited on September 13, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements of BaiJiaYun Limited, its subsidiaries, its VIE and its VIE’s subsidiaries appearing in such Registration Statement for the periods after June 30, 2021.

/s/ Friedman LLP

New York, New York

July 19, 2023